As filed with the Securities and Exchange Commission on June 26, 2019

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SINA CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

No. 8 SINA Plaza,

Courtyard 10, the West Xibeiwang E. Road,

Haidian District

Beijing 100193

People’s Republic of China

(Address, including zip code, of registrant’s principal executive offices)

2019 Share Incentive Plan

(Full title of the plan)

Cogency Global Inc.

10 E. 40th Street, 10th Floor

New York, New York, 10016

+1 212 947 7200

(Name, address, including zip code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Copies to:

Bonnie Yi Zhang	Z. Julie Gao, Esq.
Chief Financial Officer	Skadden, Arps, Slate, Meagher & Flom LLP
No. 8 SINA Plaza	c/o 42/F, Edinburgh Tower, The Landmark
Courtyard 10, the West Xibeiwang E. Road	15 Queen’s Road Central
Haidian District, Beijing, 100193	Hong Kong
People’s Republic of China	(852) 3740-4700
(86)10-8262-8888

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value $0.133 per share	3,477,643	(2)	$41.5025	(2)	$144,330,878.61	$17,492.90
Total	3,477,643		—		$144,330,878.61	$17,492.90

(1)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the 2019 Share Incentive Plan (the “Plan”). Any ordinary shares covered by an award granted under the Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares that may be issued under the Plan.

(2)         These ordinary shares are reserved for future award grants under the Plan, and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, it is based on the average of the high and low prices for the Registrant’s ordinary shares as quoted on the NASDAQ Global Select Market on June 25 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.         Plan Information*

Item 2.         Registrant Information and Employee Plan Annual Information*

*                 Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference

The following documents previously filed by Sina Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)                                 The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2018, filed with the Commission on April 30, 2019;

(b)                                 The description of the Registrant’s ordinary shares contained in the Registrant’s registration statement on Form 8-A filed with the SEC on April 10, 2000 including any amendment or report filed for the purpose of updating such description; and

(c)                                  The description of the Registrant’s ordinary share purchase rights in the Registrant’s registration statement on Form 8-A filed with the SEC on April 28, 2015, as amended by the registrant’s Form 8-A/A filed with the SEC on November 27, 2015, including any further amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.  Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.         Description of Securities

Not applicable.

Item 5.         Interests of Named Experts and Counsel

Not applicable.

Item 6.         Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s currently effecitve memorandum and articles of association provide that the Registrant’s directors and officers shall be entitled to be indemnified out of the assets of the Registrant against all losses or liabilities incurred or sustained by him as a director or officer of the Registrant in defending any proceedings, whether civil or criminal, in which judgement is given in his favour, or in which he is acquitted. In addition, the Registrant has entered into indemnification agreements with its directors and certain senior executive officers that provide such persons with additional indemnification beyond that provided in the Registrant’s memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.         Exemption From Registration Claimed

Not applicable.

Item 8.         Exhibits

See the Index to Exhibits attached hereto.

Item 9.         Undertakings

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1

Amended and Restated Memorandum and Articles of Association of Sina Corporation (Filed as Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F filed on April 30, 2019 and incorporated herein by reference).

4.2

Rights Agreement dated as of April 23, 2015 between the Registrant and American Stock Transfer & Trust Company, as Rights Agent (Filed as Exhibit 1 to the Registrant’s Registration Statement on Form 8-A12B (No. 001-37361) filed on April 28, 2015, and incorporated herein by reference).

4.3

Amendment No. 1 to Rights Agreement dated as of June 22, 2015 between the Registrant and American Stock Transfer & Trust Company, as Rights Agent (Filed as Exhibit 2 to the Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A12B (No. 001-37361) filed on November 27, 2015, and incorporated herein by reference).

5.1*	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding the legality of the ordinary shares being registered

10.1 *	2019 Share Incentive Plan

23.1*	Consent of PricewaterhouseCoopers Zhong Tian LLP

23.2*	Consent of Maples and Calder (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*              Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, the People’s Republic of China, on June 26, 2019.

Sina Corporation

By:	/s/ Charles Chao
	Name:	Charles Chao
	Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Charles Chao and Bonnie Yi Zhang, with full power to act alone, as his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles Chao	Chairman and Chief Executive Officer (principal executive officer)	June 26, 2019
Charles Chao

/s/ Bonnie Yi Zhang	Chief Financial Officer (principal financial and accounting officer)	June 26, 2019
Bonnie Yi Zhang

/s/ Ter Fung Tsao	Director	June 26, 2019
Ter Fung Tsao

/s/ Yan Wang	Director	June 26, 2019
Yan Wang

/s/ Song-Yi Zhang	Director	June 26, 2019
Song-Yi Zhang

/s/ Yichen Zhang	Director	June 26, 2019
Yichen Zhang

/s/ James Jianzhang Liang	Director	June 26, 2019
James Jianzhang Liang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Sina Corporation has signed this registration statement or amendment thereto in New York on June 26, 2019.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Siu Fung Ming
Name: Siu Fung Ming
Title: Assistant Secretary